Scientific Games Provides Business Strategy Update and Reports Fourth Quarter and Full Year 2021 Results

Scientific Games to Be Rebranded “Light & Wonder,” Reflecting Transformation to a Cross-platform Global Game Company

Company Expects to Significantly De-lever, Targeting Net Debt Leverage Ratio(1) Range of 2.5x to 3.5x

Company Provides Capital Allocation Strategy and Authorizes $750 Million Share Repurchase Program

Lottery Divestiture Expected to Close in March(2) Providing Approximately $5 Billion in Net Cash Proceeds, Sports Betting Divestiture on Track to Close in Q2(2)

Strong Double Digit Growth in Consolidated Revenue From Continuing Operations, Up 21% in 4th Quarter and Up 27% for the Full Year

LAS VEGAS – March 1, 2022 — Scientific Games Corporation (NASDAQ: SGMS) (“Scientific Games,” “SGC” or the “Company”) today reported results for the fourth quarter and fiscal year ended December 31, 2021.

Jamie Odell, Executive Chair, stated, “from the outset we recognized the enormous opportunity to drive increased shareholder value through re-structuring the balance sheet, redefining the portfolio and becoming a sustainable growth company. We are already seeing the early stages of the strategy successfully executed and with the announced divestitures, the Company will immediately shift from a debt to an equity story and achieve gearing significantly below the levels we underwrote in our investment thesis. We couldn’t be happier with the way the entire team have executed on the transformation strategy, and our initial expectations are already being exceeded.”

Barry Cottle, President and Chief Executive Officer of Scientific Games, said, “I want to thank our teams for a tremendously successful 2021. We would not be where we are today without their hard work and dedication that has enabled our transformative journey. We executed on a number of significant initiatives this past year including the announced sales of our Lottery and Sports Betting businesses, as we delivered on our promises. We want to be really clear on our capital priorities. First, debt reduction to a target net debt leverage ratio range of 2.5x to 3.5x. We expect to dedicate more than 90% of the Lottery proceeds to pay down debt, which combined with the expected Sports Betting proceeds will put us within our target range. Second, the Board has authorized a three-year, $750 million share repurchase program. We see buy-backs at current share price levels as highly accretive to shareholder value. And, third, we will always prefer using our capital for buy-backs, debt reduction and organic investments unless we are convinced that M&A will deliver greater long-term shareholder value than other uses of our capital.”

“Operationally, we are very pleased with the strong performance we achieved in the quarter which capped what was an outstanding year, as we grew double-digits on both top and bottom line and generated substantial cash flow while laying the foundation for future growth. As we begin this new chapter we have chosen a new name, Light & Wonder. A name that evokes the kind of feelings we want to capture in the work we do every day, excitement, inspiration, imagination and maybe even a little bit of magic and certainly a lot of fun. As we embark on this next phase, we’re grateful to be able to focus our energy on creating those experiences for our players.”

BUSINESS STRATEGY UPDATE
•Overall the Company, now rebranded as Light & Wonder, is moving rapidly to execute on its vision with a singular focus to be the leading cross-platform global game company, accelerating efforts to de-lever and invest for sustainable growth.
•Progressing on Asset Divestitures, we expect the Lottery transaction to close by the end of March(2) with approximately $5 Billion in net after-tax cash proceeds; the Sports Betting transaction is on track to close in Q2(2).
•De-levering and transforming the balance sheet is a key focus, establishing a long-term net debt leverage ratio target range of 2.5x to 3.5x, rapidly moving from a debt to an equity story. We expect to be squarely in this range by the end of Q2 with the sale of Lottery and Sports Betting businesses.
•Provided Capital Allocation Strategy, taking a balanced and opportunistic approach, significantly de-levering, returning substantial capital to shareholders, while investing in key growth opportunities.
•Authorized a 3-year, $750 million share repurchase program, underscoring a clear commitment and opportunity to return significant capital to shareholders. It reflects our strengthened balance sheet, the recurring nature of our revenue, our strong cash flow generation and the tremendous value we see in our shares. The share repurchase program will be via one or more open market repurchases, privately negotiated transactions, including block trades, accelerated share repurchases, issuer tender offers or other derivative contracts or instruments, “10b5-1” plan, or other financial arrangements or other arrangements.
•Investing in our largest growth opportunities, both organically and inorganically, in content and digital markets to accelerate growth. Organic investments directed at R&D, capex and the launch of our new Las Vegas iGaming studio. Announced SciPlay’s acquisition of proven casual game developer Alictus as we rapidly expand in the casual market. Further bolstering our portfolio and digital mix through acquisitions of Koukoi, Lightning Box Studio, Elk Studio and Authentic Gaming.

KEY ANNOUNCEMENTS
•Rebranding Scientific Games - on March 1, 2022, we announced our intention to rebrand Scientific Games Corporation to Light & Wonder as part of the Lottery sale and to align to our vision of becoming the leading cross-platform global game company. Our legal name “Scientific Games Corporation” is expected to be legally changed to “Light & Wonder, Inc.” during the second quarter of 2022, upon satisfying all applicable legal requirements in the state of Nevada.
•You will be able to access the Investor Relations section of our website at scientificgames.com/investors up to March 3, 2022, at which time the Light & Wonder website officially launches.
•The ticker symbol for the Company’s common stock will be changed from SGMS to LNW at the time of the legal name change. The Company’s common stock will continue to be listed on The NASDAQ Stock Exchange. No action is required by existing stockholders with respect to the planned name and ticker symbol changes.
•Light & Wonder is planning to hold an Investor Day on May 17, 2022, in New York City.

(1) Non-GAAP financial measure, defined below. Additional information on the non-GAAP financial measure targeted long-term net debt leverage ratio is available below.
(2) Subject to applicable regulatory approvals and customary closing conditions.

SUMMARY RESULTS

We have reflected our Lottery and Sports Betting businesses as discontinued operations, for all periods presented. Unless otherwise noted, amounts, percentages and discussion included below reflect the results of operations and financial condition from the Company’s continuing operations which includes its Gaming, SciPlay and iGaming businesses.

	Three Months Ended December 31,
($ in millions)	2021			2020
	Continuing Operations	Discontinued Operations	Combined	Continuing Operations	Discontinued Operations	Combined
Revenue	$580	$297	$877	$480	$282	$762

Net income (loss)	62	37	99	(143)	59	(84)

Net cash provided by operating activities(1)	105	121	226	32	127	159

Capital expenditures	53	45	98	37	11	48

Non-GAAP Financial Measures(2)
AEBITDA	$216	$130	$346	$129	$115	$244

Free cash flow(1)	29	71	100	(24)	96	72

(1) Net cash provided by operating activities from continuing operations and free cash flow from continuing operations for the three months ended December 31, 2021 and 2020 include $104 million and $136 million, respectively, of cash interest payments.

(2) These non-GAAP financial measures are defined below and are reconciled to the most directly comparable GAAP financial measure in the accompanying supplemental tables at the end of this release.

	Year Ended December 31,
($ in millions)	2021			2020
	Continuing Operations	Discontinued Operations	Combined	Continuing Operations	Discontinued Operations	Combined
Revenue	$2,153	$1,157	$3,310	$1,699	$1,025	$2,724

Net income (loss)	24	366	390	(801)	253	(548)

Net cash provided by operating activities(1)	304	381	685	33	438	471

Capital expenditures	171	94	265	137	53	190

Non-GAAP Financial Measures(2)
AEBITDA	$793	$538	$1,331	$374	$426	$800

Free cash flow(1)	95	348	443	(134)	320	186

	As of
Balance Sheet Measures	December 31, 2021			December 31, 2020
Combined cash and cash equivalents	$629			$1,016
Total debt	8,690			9,303
Available liquidity(3)	1,417			1,269

(1) Net cash provided by operating activities from continuing operations and free cash flow from continuing operations for the year ended December 31, 2021 and 2020 include $453 million and $471 million, respectively, of cash interest payments.

(2) These non-GAAP financial measures are defined below and are reconciled to the most directly comparable GAAP financial measure in the accompanying supplemental tables at the end of this release.
(3) Available liquidity is calculated as cash and cash equivalents including those in the businesses held for sale, plus remaining revolver capacity, including the SciPlay Revolver.

Fourth Quarter 2021 Financial Highlights:

•Fourth quarter consolidated revenue was $580 million compared to $480 million, up 21% compared to the prior year period. Our Gaming business demonstrated continued momentum with revenue growing year over year and sequentially across all segments. Revenue also benefited from strong growth at iGaming with U.S. revenues up 112% compared to the prior year period. SciPlay delivered 2nd highest revenue quarter ever with growth in key payer metrics.
•Net income from continuing operations was $62 million compared to a net loss of $143 million in the prior year, due to higher revenue, the reversal of our valuation allowance on deferred taxes and $11 million gain on remeasurement of Euro denominated debt compared to the prior loss of $25 million, partially offset by higher Restructuring and other charges in the current year period.
•Consolidated AEBITDA from continuing operations, a non-GAAP financial measure defined below, was $216 million compared to $129 million, up 67% as compared to the prior year period, driven by double-digit AEBITDA growth in Gaming and iGaming.
•Net cash provided by operating activities from continuing operations was $105 million compared to $32 million in the prior year period on improved operating results, and $226 million on the combined basis.
•Combined free cash flow, a non-GAAP financial measure defined below, was $100 million, which include both continuing and discontinued operations. This represents a 39% increase from the prior year period, driven by growth in earnings and the benefit of prior period receivable collections.

Full Year 2021 Financial Highlights:

•Consolidated revenue was $2,153 million compared to $1,699 million, up 27% compared to the prior year period, benefiting from strong growth across all businesses. Gaming performance was primarily driven by North America Premium Gaming Operations and the market recovery. SciPlay recorded record revenue with a strong core business and iGaming achieved record revenues with strong U.S. market performance enabled by our original content offerings. Gaming revenue also benefited by $44 million due to U.K. FOBT recovery.
•Net income from continuing operations was $24 million compared to a net loss of $801 million in the prior year period due to strong revenues in the Gaming business segment, which were significantly impacted by COVID-19 disruptions in the prior year period and an income tax benefit as a result of reversal of our valuation allowance on deferred taxes, partially offset by higher Restructuring and other charges in the current year period primarily related to the pending divestitures. The prior year period also included temporary austerity measures that were implemented due to COVID-19 disruptions and certain Gaming business segment goodwill impairment, inventory and credit loss charges, none of which recurred in the current year period.
•Consolidated AEBITDA from continuing operations, a non-GAAP financial measure defined below, was $793 million compared to $374 million, up 112% as compared to the prior year period, driven by double-digit growth in Gaming and iGaming. The current year Gaming segment AEBITDA growth benefited from a $44 million U.K. FOBT recovery and the prior year included $102 million in inventory and credit loss charges.

•Net cash provided by operating activities from continuing operations was $304 million compared to $33 million in the prior year period on improved operating results, and $685 million on the combined basis.
•Combined free cash flow, a non-GAAP financial measure defined below, was $443 million, which includes both continuing and discontinued operations. This represents a 138% increase from the prior year period, driven by growth in earnings and strong cash flow conversion.
•Net debt leverage ratio, a non-GAAP financial measure defined below, declined as we paid down $577 million of debt during 2021, reducing debt outstanding to $8,690 million at the end of 2021. Net debt leverage ratio declined to 6.2x, or over 40% during the course of 2021.

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS FOR
THE THREE MONTHS ENDED DECEMBER 31, 2021

($ in millions)	Revenue				AEBITDA(1)				AEBITDA Margin(2)(3)
	2021	2020	$	%	2021	2020	$	%	2021	2020	PP Change(3)
Gaming	$372	$286	$86	30%	$186	$103	$83	81%	50%	36%	14
SciPlay	154	147	7	5%	48	45	3	7%	31%	31%	—
iGaming	54	47	7	15%	15	12	3	25%	28%	26%	2
Corporate and other(4)	—	—	—	—%	(33)	(31)	(2)	6%	—%	—%	—
Total	$580	$480	$100	21%	$216	$129	$87	67%	37%	27%	10

PP - percentage points.

(1) Gaming AEBITDA has been recast to exclude EBITDA from equity investments. Refer to Consolidated AEBITDA - continuing operations definition and Gaming Business Segment AEBITDA Change description below for further details.

(2) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

CONTINUING OPERATIONS BUSINESS SEGMENT HIGHLIGHTS FOR
THE YEAR ENDED DECEMBER 31, 2021

($ in millions)	Revenue				AEBITDA(1)				AEBITDA Margin(2)(3)
	2021	2020	$	%	2021	2020	$	%	2021	2020	PP Change(3)
Gaming	$1,321	$926	$395	43%	$659	$240	$419	175%	50%	26%	24
SciPlay	606	582	24	4%	186	189	(3)	(2)%	31%	32%	(1)
iGaming	226	191	35	18%	75	58	17	29%	33%	30%	3
Corporate and other(4)	—	—	—	—%	(127)	(113)	(14)	12%	—%	—%	—
Total	$2,153	$1,699	$454	27%	$793	$374	$419	112%	37%	22%	15

PP - percentage points.

(1) Gaming AEBITDA has been recast to exclude EBITDA from equity investments. Refer to Consolidated AEBITDA - continuing operations definition and Gaming Business Segment AEBITDA Change description below for further details.

(2) Segment AEBITDA margin is calculated as segment AEBITDA as a percentage of segment revenue.
(3) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.
(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

Fourth Quarter 2021 Key Highlights
•    Gaming revenue increased to $372 million, up 30% compared to the prior year quarter, primarily driven by strong growth in Gaming operations due to an increase in our premium installed base as well as growth in Game Sales and our Table Games business. AEBITDA grew 81% from the prior year quarter largely driven by growth in Gaming operations revenues.
•    Gaming operations revenue increased driven by success of our product roadmap including new game launches as well as the growing footprint of Kascada™ and Mural™ cabinets, validating our continued investment in R&D to drive our long-term growth. Our North American premium installed base grew for the 6th consecutive quarter, now at a record 42% of our total installed base mix. North American Game Ops revenues and the premium installed base units exceeded 2019 levels as Dancing Drums, Coin Combo and Ultimate Fire Link franchises continue to pace growth in our installed base.
•    SciPlay revenue was $154 million, a 5% increase from the prior year quarter and the 2nd highest quarterly revenue ever. Performance was driven by strong monetization metrics with the 5th consecutive record quarter at Gold Fish Casino® as well as strong growth at Quick Hit and Jackpot Party. SciPlay continues to make rapid progress as they advance their strategy to be a diversified game developer.
•    iGaming revenue increased 15% and AEBITDA grew 25% from the prior year quarter with performance driven by the strength of our original content and new U.S. states coming online as U.S. revenue grew 112%. Wagers processed through our iGaming platform have increased to $17.2 billion in the fourth quarter.

LIQUIDITY
•    Principal face value of debt outstanding of $8,830 million decreased by $577 million in 2021.
•    Net debt leverage ratio, a non-GAAP financial measure defined below, declined as we paid down $577 million of debt in 2021, reducing total debt outstanding to $8,690 million at the end of the year. Net debt leverage ratio declined to 6.2x, a reduction of more than 4 turns, down from 10.5x at the beginning of the year.
•    Net debt, a non-GAAP financial measure defined below, of $8,201 million decreased by $190 million compared to the prior year period.
•    Capital expenditures from continuing operations were $53 million and including discontinued operations capital expenditures totaled $98 million in the fourth quarter of 2021.
•    Combined net cash provided by operating activities was $226 million compared to $159 million in the prior year period.
•    Combined free cash flow, a non-GAAP financial measure defined below, was $100 million, which includes both continuing and discontinued operations. The growth in combined free cash flow was driven by growth in earnings.

Earnings Conference Call
As previously announced, Scientific Games executive leadership will host a conference call on Tuesday, March 1, 2022 at 4:30 p.m. EST to give a business strategy update and review the Company’s fourth quarter and full year 2021 results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (844) 200-6205 for U.S. or +1 (646) 904-5544 for International and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com and in the Investors section on www.lnw.com after March 3, 2022, when the Light & Wonder website officially launches.
About Scientific Games
Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. For more information, please visit www.scientificgames.com, which is updated regularly with financial and other information about the Company. You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD).
The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document, and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended.
COMPANY CONTACTS

Media Relations	Investor Relations
Christina Karas +1 702-532-7986	Jim Bombassei +1 702-532-7643
Vice President, Corporate Communications christina.karas@scientificgames.com	Senior Vice President, Investor Relations james.bombassei@scientificgames.com
All ® notices signify marks registered in the United States. © 2022 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue:
Services	$425	$340	$1,642	$1,259
Product sales	155	140	511	440
Total revenue	580	480	2,153	1,699

Operating expenses:
Cost of services(1)	92	88	365	338
Cost of product sales(1)	78	75	244	272
Selling, general and administrative	177	168	679	627
Research and development	50	38	190	148
Depreciation, amortization and impairments	109	113	398	449
Goodwill impairment	—	—	—	54
Restructuring and other	71	8	167	56
Total operating expenses	577	490	2,043	1,944
Operating income (loss)	3	(10)	110	(245)
Other (expense) income:
Interest expense	(118)	(124)	(478)	(503)
Loss on debt financing transactions	—	—	—	(1)
Gain (loss) on remeasurement of debt	11	(25)	41	(51)
Other income (expense), net	12	4	33	(4)
Total other expense, net	(95)	(145)	(404)	(559)
Net loss from continuing operations before income taxes	(92)	(155)	(294)	(804)
Income tax benefit	154	12	318	3
Net income (loss) from continuing operations	62	(143)	24	(801)
Net income from discontinued operations, net of tax	37	59	366	253
Net income (loss)	99	(84)	390	(548)
Less: Net income attributable to noncontrolling interest	4	6	19	21
Net income (loss) attributable to SGC	$95	$(90)	$371	$(569)

Per Share - Basic:
Net income (loss) from continuing operations	$0.60	$(1.57)	$0.06	$(8.69)
Net income from discontinued operations	0.38	0.62	3.80	2.67
Net income (loss) attributable to SGC	$0.98	$(0.95)	$3.86	$(6.02)

Per Share - Diluted:
Net income (loss) from continuing operations	$0.58	$(1.57)	$0.05	$(8.69)
Net income from discontinued operations	0.37	0.62	3.72	2.67
Net income (loss) attributable to SGC	$0.95	$(0.95)	$3.77	$(6.02)

Weighted average number of shares used in per share calculations:
Basic shares	97	95	96	95
Diluted shares	100	95	98	95
(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$585	$928
Restricted cash	41	45
Receivables, net of allowance for credit losses of $52 and $76, respectively	423	438
Inventories	98	119
Prepaid expenses, deposits and other current assets	88	98
Assets of businesses held for sale	497	553
Total current assets	1,732	2,181

Restricted cash	9	10
Receivables, net of allowance for credit losses of $2 and $5, respectively	17	19
Property and equipment, net	213	242
Operating lease right-of-use assets	51	52
Goodwill	2,892	2,730
Intangible assets, net	946	1,088
Software, net	117	143
Deferred income taxes	349	106
Other assets	80	47
Assets of businesses held for sale	1,477	1,366
Total assets	$7,883	$7,984

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$44	$44
Accounts payable	204	150
Accrued liabilities	444	343
Liabilities of businesses held for sale	282	295
Total current liabilities	974	832

Deferred income taxes	35	46
Operating lease liabilities	40	43
Other long-term liabilities	170	190
Long-term debt, excluding current portion	8,646	9,259
Liabilities of businesses held for sale	124	138
Total stockholders’ deficit(1)	(2,106)	(2,524)
Total liabilities and stockholders’ deficit	$7,883	$7,984

(1) Includes $150 million and $129 million in noncontrolling interest as of December 31, 2021 and December 31, 2020, respectively.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income (loss)	$99	$(84)	$390	$(548)
Less: Income from discontinued operations, net of tax	(37)	(59)	(366)	(253)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities from continuing operations	121	180	479	740
Changes in working capital accounts, excluding the effects of acquisitions	92	31	143	121
Changes in deferred income taxes and other	(170)	(36)	(342)	(27)
Net cash provided by operating activities from continuing operations	105	32	304	33
Net cash provided by operating activities from discontinued operations	121	127	381	438
Net cash provided by operating activities	226	159	685	471

Cash flows from investing activities:
Capital expenditures	(53)	(37)	(171)	(137)
Acquisitions of businesses, net of cash acquired	(146)	—	(186)	(13)
Proceeds from sale of assets and other	—	2	10	24
Net cash used in investing activities from continuing operations	(199)	(35)	(347)	(126)
Net cash used in investing activities from discontinued operations	(37)	(4)	(95)	(47)
Net cash used in investing activities	(236)	(39)	(442)	(173)

Cash flows from financing activities:
(Payments) proceeds of long-term debt, net	(145)	(111)	(577)	507
Payments of debt issuance and deferred financing and offering costs	—	(1)	(5)	(10)
Payments on license obligations	(21)	(13)	(46)	(30)
Net redemptions of common stock under stock-based compensation plans and other	(5)	3	(27)	2
Net cash (used in) provided by financing activities from continuing operations	(171)	(122)	(655)	469
Net cash used in financing activities from discontinued operations	(16)	(2)	(24)	(6)
Net cash (used in) provided by financing activities	(187)	(124)	(679)	463
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	6	(6)	7
(Decrease) increase in cash, cash equivalents and restricted cash	(200)	2	(442)	768
Cash, cash equivalents and restricted cash, beginning of period	901	1,141	1,143	375
Cash, cash equivalents and restricted cash, end of period	701	1,143	701	1,143
Less: Cash, cash equivalents and restricted cash of discontinued operations	66	160	66	160
Cash, Cash equivalents and restricted cash of continuing operations, end of period	$635	$983	$635	$983

Supplemental cash flow information:
Cash paid for interest	$104	$136	$453	$471
Income taxes paid	11	4	38	22
Cash paid for contingent consideration included in operating activities	—	—	—	4
Supplemental non-cash transactions:
Non-cash interest expense	$6	$6	$24	$22

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED AEBITDA - CONTINUING OPERATIONS, AEBITDA FROM DISCONTINUED OPERATIONS, COMBINED AEBITDA, SUPPLEMENTAL BUSINESS SEGMENT DATA, AND COMBINED REVENUE
(Unaudited, in millions)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) Attributable to SGC to Consolidated AEBITDA - Continuing Operations
Net income (loss) attributable to SGC	$95	$(90)	$371	$(569)
Net income attributable to noncontrolling interest	4	6	19	21
Net income from discontinued operations, net of tax	(37)	(59)	(366)	(253)
Net income (loss) from continuing operations	62	(143)	24	(801)
Restructuring and other(1)	71	8	167	56
Depreciation, amortization and impairments	109	113	398	449
Goodwill impairment	—	—	—	54
Other (income) expense, net	(11)	(4)	(28)	9
Interest expense	118	124	478	503
Income tax benefit	(154)	(12)	(318)	(3)
Stock-based compensation	32	18	113	56
(Gain) loss on remeasurement of debt	(11)	25	(41)	51
Consolidated AEBITDA - continuing operations(2)	$216	$129	$793	$374

Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations
Net income from discontinued operations, net of tax	$37	$59	$366	$253
Income tax benefit	66	4	72	7
Restructuring and other(1)	7	1	10	11
Depreciation, amortization and impairments	—	27	79	105
EBITDA from equity investments(3)	18	10	80	30
(Earnings) loss from equity investments	(7)	4	(42)	9
Stock-based compensation and other, net	7	8	(35)	4
AEBITDA from discontinued operations(4)	$128	$113	$530	$419
EBITDA from equity investments - continuing operations(3)	2	2	8	7

Combined AEBITDA(5)	$346	$244	$1,331	$800

Supplemental Business Segment Data - Continuing Operations
Business segments AEBITDA - continuing operations
Gaming(2)	$186	$103	$659	$240
SciPlay	48	45	186	189
iGaming	15	12	75	58
Total business segments AEBITDA - continuing operations	249	160	920	487
Corporate and other(6)(7)	(33)	(31)	(127)	(113)
Consolidated AEBITDA - continuing operations(2)	$216	$129	$793	$374

Reconciliation of Combined Revenue
Continuing operations revenue	$580	$480	$2,153	$1,699
Discontinued operations revenue	297	282	1,157	1,025
Combined revenue	$877	$762	$3,310	$2,724

(1) Refer to the Consolidated AEBITDA - continuing operations and AEBITDA from discontinued operations definitions below for a description of items included in restructuring and other.
(2) Effective third quarter of 2021, Gaming business segment and Consolidated AEBITDA - continuing operations presentations have been recast to exclude EBITDA from equity investments. Refer to Consolidated AEBITDA - continuing operations definition and Gaming business segment AEBITDA Change description below for further details.
(3) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release.
(4) AEBITDA from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct costs that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(5) Combined AEBITDA consists of Consolidated AEBITDA - continuing operations, AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations. Refer to non-GAAP financial measures definitions below for further details.

(6) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).
(7) Represents the current corporate cost structure that was not historically allocated to our business segments.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONTINUING OPERATIONS SUPPLEMENTAL INFORMATION - SEGMENT KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data or as otherwise noted)

	Three Months Ended
	December 31,	December 31,	September 30,
	2021	2020	2021
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$156	$105	$151
Gaming machine sales	111	96	95
Gaming systems	58	56	52
Table products	47	29	41
Total revenue	$372	$286	$339

Gaming Operations:
U.S. and Canada:
Installed base at period end	30,514	30,105	30,396
Average daily revenue per unit	$43.50	$31.40	$42.66
International:(1)
Installed base at period end	29,375	32,061	30,644
Average daily revenue per unit	$13.90	$5.38	$11.78

Gaming Machine Sales:
U.S. and Canada new unit shipments	3,489	2,552	3,223
International new unit shipments	2,140	5,784	1,780
Total new unit shipments	5,629	8,336	5,003
Average sales price per new unit	$17,392	$10,130	$16,099

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	3,334	2,050	2,887
Casino opening and expansion units	155	502	336
Total unit shipments	3,489	2,552	3,223

International unit shipments:
Replacement units	1,584	5,764	1,690
Casino opening and expansion units	556	20	90
Total unit shipments	2,140	5,784	1,780

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$137	$129	$131
Web and other	17	18	16
Total revenue	$154	$147	$147

Mobile penetration(3)	89%	87%	89%
Average MAU(4)	5.9	6.9	6.1
Average DAU(5)	2.3	2.5	2.3
ARPDAU(6)	$0.74	$0.63	$0.69
Average Monthly Paying Users(7)	0.5	0.5	0.5
AMRPPU(8)	$98.38	$91.40	$93.67
Payer Conversion Rate(9)	8.9%	7.8%	8.5%

iGaming Business Segment Supplemental Data:
Wagers processed through OGS (in billions)	$17.2	$14.2	$16.9

(1) Excludes the impact of game content licensing revenue.
(3) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.
(4) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(5) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.
(6) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(7) MPU = Monthly Paying Users is the number of individual users who made an in-game purchase during a particular month.
(8) AMRPPU = Average Monthly Revenue Per Paying User is calculated by dividing average monthly revenue by average MPUs for the applicable time period.
(9) Payer conversion rate is calculated by dividing average MPU for the period by the average MAU for the same period.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)

RECONCILIATION OF PRINCIPAL FACE VALUE OF DEBT OUTSTANDING TO NET DEBT AND NET DEBT LEVERAGE RATIO
	As of
	December 31, 2021	December 31, 2020
Combined AEBITDA(1)	$1,331	$800

Total debt	$8,690	$9,303
Add: Unamortized debt discount/premium and deferred financing costs, net	82	104
Add: Impact of exchange rate(2)	62	7
Less: Debt not requiring cash repayment and other	(4)	(7)
Principal face value of debt outstanding	8,830	9,407
Less: Combined Cash and cash equivalents(3)	629	1,016
Net debt	$8,201	$8,391
Net debt leverage ratio	6.2	10.5

Euro to USD exchange rate at reporting date	1.13	1.22
Euro to USD exchange rate at issuance	1.24	1.24

(1) Refer to the reconciliation of Combined AEBITDA included in the table titled “Reconciliation of Consolidated AEBITDA - Continuing Operations, AEBITDA from Discontinued Operations, Combined AEBITDA, Supplemental Business Segment Data, and Combined Revenue.”

(2) Exchange rate impact is the impact of translating our outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes translated at constant foreign exchange rate at issuance of these notes as compared to the current exchange rate.
(3) Includes cash and cash equivalents of both continuing operations and discontinued operations, as the combined amount is available for debt payments.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW - CONTINUING OPERATIONS AND COMBINED FREE CASH FLOW
	Three Months Ended December 31,
	2021					2020
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash provided by operating activities	$217	$(112)	$105	$121	$226	$173	$(141)	$32	$127	$159
Less: Capital expenditures	(53)	—	(53)	(45)	(98)	(37)	—	(37)	(11)	(48)
Less: Distributions from equity method investments, net of additions	—	—	—	7	7	—	—	—	7	7
Less: Payments on license obligations	(21)	—	(21)	(2)	(23)	(13)	—	(13)	(2)	(15)
Add (less): Change in restricted cash impacting working capital	(2)	—	(2)	(10)	(12)	(6)	—	(6)	(25)	(31)
Free cash flow	$141	$(112)	$29	$71	$100	$117	$(141)	$(24)	$96	$72

	Year Ended December 31,
	2021					2020
	Continuing Operations			Discontinued Operations(2)	Combined(3)	Continuing Operations			Discontinued Operations(2)	Combined(3)
	Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total			Operations (exc. interest and taxes)	Cash interest and taxes(1)	Total
Net cash provided by operating activities	$786	$(482)	$304	$381	$685	$525	$(492)	$33	$438	$471
Less: Capital expenditures	(171)	—	(171)	(94)	(265)	(137)	—	(137)	(53)	(190)
Less: Distributions from equity method investments, net of additions	3	—	3	17	20	—	—	—	6	6
Less: Payments on license obligations	(46)	—	(46)	(7)	(53)	(30)	—	(30)	(6)	(36)
Add (less): Change in restricted cash impacting working capital	5	—	5	51	56	—	—	—	(65)	(65)
Free cash flow	$577	$(482)	$95	$348	$443	$358	$(492)	$(134)	$320	$186

(1) Represents cash taxes and cash interest paid on our existing debt, which has not historically been allocated to our business segments. Following the receipt of proceeds from the sale of our Lottery and Sports Betting businesses, we expect to significantly repay and restructure our existing debt. Accordingly, we present this column to provide the impact of our current debt structure on our operating cash flows from continuing operations to provide greater comparability to cash flows generated by our discontinued operations.

(2) Free cash flow from discontinued operations, a non-GAAP measure, is derived based on the historical records and includes only those direct cash flows that are allocated to discontinued operations. See below for further description and disclaimers associated with this non-GAAP measure.
(3) Combined Free cash flow consists of Free cash flow (representing Free cash flow from continuing operations) and Free cash flow from discontinued operations. Refer to non-GAAP financial measures definitions below for further details.

RECONCILIATION OF EARNINGS (LOSS) OF EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS AND COMBINED EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations	Continuing Operations	Discontinued Operations
EBITDA from equity investments:
Earnings (loss) of equity investments	$2	$7	$1	$(4)	$5	$42	$3	$(9)
Add: Income tax expense	—	3	—	1	—	10	—	3
Add: Depreciation, amortization and impairments	—	8	—	8	1	31	1	31
Add: Interest income, net and other	—	—	1	5	2	(3)	3	5
EBITDA from equity investments	$2	$18	$2	$10	$8	$80	$7	$30
Combined EBITDA from equity investments(1)		$20		$12		$88		$37

(1) Combined EBITDA from equity investments consists of EBITDA from both discontinued and continuing operations equity investments.

Forward-Looking Statements
In this press release, Scientific Games makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as “may,” “will,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect,” “anticipate,” “target,” “should,” “could,” “potential,” “opportunity,” “goal,” or similar terminology. These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things:
•the impact of the COVID-19 pandemic and any resulting unfavorable social, political, economic and financial conditions, including the temporary and potentially recurring closure of casinos and lottery operations on a jurisdiction-by-jurisdiction basis;
•risks relating to the intended sales of our Sports Betting and Lottery businesses, expected to close by the end of March 2022 for the Lottery business while the sale of the Sports Betting business is on track to be completed in the second quarter of 2022, both subject to applicable regulatory approvals and customary closing conditions (“Pending Divestitures”), including lack of assurance regarding the timing of completion of the pending and proposed transactions and related risks associated with the ongoing operations and activities of the Lottery and Sports Betting businesses, that certain deferred tax assets may not be realized relative to the anticipated tax gain from these divestitures, that the transactions will yield additional value or will not adversely impact our business, financial results, results of operations, cash flows or stock price;
•our inability to successfully execute our new strategy and impending rebranding initiative;
•our inability to significantly de-lever and position the Company for enhanced growth with certain net proceeds from our Pending Divestitures;
•slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines;
•risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty following the U.K.’s withdrawal from the European Union;
•difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business;
•U.S. and international economic and industry conditions;
•level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs;
•the transition from LIBOR to SOFR, which may adversely affect interest rates;
•inability to reduce or refinance our indebtedness;
•restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness;
•competition;
•inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts;
•the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops;
•inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts;
•changes in demand for our products and services;
•inability to benefit from, and risks associated with, strategic equity investments and relationships;
•inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company;
•dependence on suppliers and manufacturers;
•SciPlay’s dependence on certain key providers;
•ownership changes and consolidation in the gaming industry;
•fluctuations in our results due to seasonality and other factors;
•security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks;
•protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;
•reliance on or failures in information technology and other systems;
•litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships;
•reliance on technological blocking systems;

•challenges or disruptions relating to the completion of the domestic migration to our enterprise resource planning system;
•laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling;
•legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering;
•changes in tax laws or tax rulings, or the examination of our tax positions;
•opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering;
•significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;
•expectations of shift to regulated digital gaming or sports wagering;
•inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of digital gaming;
•the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;
•incurrence of restructuring costs;
•goodwill impairment charges including changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets;
•stock price volatility;
•failure to maintain adequate internal control over financial reporting;
•dependence on key executives;
•natural events that disrupt our operations, or those of our customers, suppliers or regulators; and
•expectations of growth in total consumer spending on social casino gaming.
Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and Annual Reports on Form 10-K, including the forthcoming reports to be filed with the SEC for the year ended December 31, 2021 (including under the headings “Forward Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.
You should also note that this press release may contain references to industry market data and certain industry forecasts. Industry market data and industry forecasts are obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe industry information to be accurate, it is not independently verified by us and we do not make any representation as to the accuracy of that information. In general, we believe there is less publicly available information concerning the international gaming, lottery, social and digital gaming industries than the same industries in the U.S.
Due to rounding, certain numbers presented herein may not precisely agree or total to the previously reported amounts.
As described below, we have reclassified certain prior period amounts within this release to be consistent with the current period presentation for discontinued operations, which we believe is more meaningful to readers of our condensed consolidated financial statements. Unless otherwise stated, information in this release relates to continuing operations.
Discontinued Operations
On September 27, 2021, we entered into a definitive agreement to sell our Sports Betting business to Endeavor Group Holdings, Inc. in a cash and stock transaction, subject to applicable regulatory approvals and customary conditions. On October 27, 2021, we entered into a definitive agreement to sell our Lottery business to Brookfield Business Partners L.P. together with its institutional partners in a cash transaction, subject to applicable regulatory approvals and customary closing conditions. In light of these Pending Divestitures, the financial results for our Lottery business and the Sports Betting business presented in the Consolidated Statements of Operations presented herein have been reclassified to discontinued operations and prior period Lottery and Sports Betting balance sheet balances have been reclassified to the Asset and Liabilities held for sale lines on the Condensed Consolidated Balance Sheet presented herein in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations.

We report our operations in three business segments—Gaming, SciPlay and iGaming—representing our different products and services. Our former Digital segment has been renamed to iGaming and the presentation was recast for all periods to exclude the Sports Betting business.
Gaming Business Segment AEBITDA and Consolidated AEBITDA (representing our continuing operations) Changes
As a result of our strategic changes and the Pending Divestitures, in the third quarter of 2021, we changed our Gaming business segment AEBITDA and Consolidated AEBITDA (representing our continuing operations) to exclude EBITDA from equity investments. Our Lottery business segment has historically operated through joint ventures in certain jurisdictions and has comprised the primary component of our EBITDA from equity investments included in our Consolidated AEBITDA. As a result of the intended sale of the Lottery business, our Chief Operating Decision Maker re-assessed how he evaluates the operating results and performance of our Gaming business segment. This reassessment resulted in a change to the calculation of Gaming business segment AEBITDA, which is our primary measure of the Gaming business segment performance measure of profit or loss. Accordingly, Gaming business segment AEBITDA has been recast to exclude EBITDA from equity investments to align with this new view, which similarly impacts Consolidated AEBITDA. The Gaming business segment information and Consolidated AEBITDA for the prior comparable periods have been recast to exclude EBITDA from equity investments. Following such reclassification, the basis of accounting and presentation of financial statements by the Lottery and Sports Betting businesses in the future in connection with their planned divestitures may differ materially from those of the Company, including as presented herein.
Non-GAAP Financial Measures
The Company’s management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, AEBITDA from discontinued operations, Combined AEBITDA, Free cash flow (representing continuing operations), Free cash flow from discontinued operations, Combined free cash flow, EBITDA from equity investments included in discontinued operations, and Net debt and Net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company’s financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.
Specifically, the Company’s management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the Company’s continuing operations; (ii) facilitate management’s internal and external comparisons of the Company’s consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.
In addition, the Company’s management uses Consolidated AEBITDA to facilitate management’s external comparisons of the Company’s consolidated results from continuing operations to the historical operating performance of other companies that may have different capital structures and debt levels.
The Company’s management uses Net debt and Net debt leverage ratio in monitoring and evaluating the Company’s overall liquidity, financial flexibility and leverage.
As described in this earning release, the Company is in the process of divesting its Lottery and Sports Betting businesses (the latter of which was a component of its former Digital business segment, which was renamed to iGaming beginning in the third quarter of 2021) and as such, historical financial information for these businesses is classified as discontinued operations, as described above. The Company’s management believes that Combined AEBITDA and Combined free cash flow are useful during the period until the dispositions occur as they provide management and investors with information regarding the Company’s combined financial condition and operating performance under the current structure, including for prior period comparisons, as the Company is finalizing the divestitures and transforming the Company’s strategy.
Additionally, as the businesses held for sale are still subject to our debt agreements, the Company uses Combined AEBITDA in determining its debt compliance as required under its debt covenants. In addition, as these entities are still consolidated, Combined free cash flow provides greater visibility into cash available for the continuing operations to use in investing and financing decisions as this Free cash flow remains available for such decisions.
The Company’s management believes that these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company’s financial condition and operating performance that is an integral part of management’s reporting and planning processes. In particular, the Company’s management believes that Consolidated AEBITDA and Combined AEBITDA are helpful because these non-GAAP financial measures eliminate the effects of restructuring, transaction, integration or other items that management believes are less indicative of the ongoing underlying performance of continuing operations or on a combined basis, (as more fully described below) and are better evaluated separately. Moreover, management believes EBITDA from equity investments included in discontinued operations is useful to investors because the Company’s Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees’ earnings that management believes have less bearing on the equity investees’ performance. Management believes that Free cash flow and Combined free cash flow provide useful information regarding the Company’s liquidity and its ability to service debt and fund investments.

Management also believes that Free cash flow and Combined free cash flow are useful for investors because they provide investors with important perspectives on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment, necessary license payments to support the ongoing business operations, adjustments for changes in restricted cash impacting working capital and taking into account cash flows relating to the Company’s equity investments.
Additionally, management believes that AEBITDA from discontinued operations and Free cash flow from discontinued operations provide useful information regarding the Company’s operations that are in the process of being divested and provide the impact of those businesses on the overall financial results for the periods presented as they currently remain under the current structure of the Company. These non-GAAP measures are derived based on the historical records and include only those direct costs that are allocated to discontinued operations and as such do not include all of the expenses that would have been incurred by these businesses as a standalone company or other Corporate and shared allocations and such differences might be material.
Consolidated AEBITDA (representing AEBITDA from continuing operations)
Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure of the Company’s continuing operations and is reconciled to net income (loss) from continuing operations as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income (Loss) Attributable to SGC to Consolidated AEBITDA - Continuing Operations.” Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies. See the Gaming business segment AEBITDA change above also impacting the definition and calculation of Consolidated AEBITDA. Consolidated AEBITDA for the prior comparable periods has been recast to reflect this change.
Consolidated AEBITDA is reconciled to net income (loss) attributable to SGC and includes the following adjustments: (1) net income attributable to noncontrolling interest; (2) net income from discontinued operations, net of tax; (3) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (4) depreciation and amortization expense and impairment charges and goodwill impairments; (5) change in fair value of investments and gain (loss) on remeasurement of debt; (6) interest expense; (7) income tax benefit; (8) stock-based compensation; and (9) other (income) expense, net including foreign currency (gains), and losses and earnings from equity investments. AEBITDA is presented exclusively as our segment measure of profit or loss.
AEBITDA from Discontinued Operations
AEBITDA from discontinued operations, as used herein, is a non-GAAP financial measure that is presented as a supplemental disclosure for the Company’s discontinued operations and is reconciled to net income from discontinued operations, net of tax as the most directly comparable GAAP measure, as set forth in the schedule titled “Reconciliation of Net Income from Discontinued Operations, Net of Tax to AEBITDA from Discontinued Operations.” AEBITDA from discontinued operations should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. AEBITDA from discontinued operations may differ from similarly titled measures presented by other companies.
AEBITDA from discontinued operations is reconciled to net income from discontinued operations, net of tax and includes the following adjustments: (1) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management restructuring and related costs; (iii) restructuring and integration; (iv) cost savings initiatives; (v) major litigation; and (vi) acquisition costs and other unusual items; (2) depreciation and amortization expense and impairment charges and goodwill impairments; (3) income tax benefit; and (4) stock-based compensation and other, net. In addition to the preceding adjustments, we exclude (earnings) loss from equity investments and add (without duplication) discontinued operations pro rata share of EBITDA from equity investments, which represents their share of earnings (whether or not distributed) before income tax expense, depreciation and amortization expense, and interest expense, net of our joint ventures and minority investees, which is included in our calculation of AEBITDA from discontinued operations.
Combined AEBITDA
Combined AEBITDA, as used herein, is a non-GAAP financial measure that combines Consolidated AEBITDA (representing our continuing operations), AEBITDA from discontinued operations and EBITDA from equity investments included in continuing operations and is presented as a supplemental disclosure. Combined AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Combined AEBITDA may differ from similarly titled measures presented by other companies.
Free Cash Flow - Continuing Operations
Free cash flow, as used herein, represents net cash provided by operating activities from continuing operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities, the most directly comparable GAAP measure, in a schedule above and representing Free cash flows of our continuing operations.
Free Cash Flow from Discontinued Operations
Free cash flow from discontinued operations, as used herein, represents net cash provided by operating activities from discontinued operations less total capital expenditures, less payments on license obligations, less contributions to equity method investments plus distributions of capital from equity investments, and adjusted for changes in restricted cash impacting working capital. Free cash flow from discontinued operations is a non-GAAP financial measure that is presented as a supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities from discontinued operations, the most directly comparable GAAP measure, in a schedule above.
Combined Free Cash Flow
Combined free cash flow, as used herein, represents a non-GAAP financial measure that combines Free cash flows from continuing operations and Free cash flows from discontinued operations and is presented as a supplemental disclosure for illustrative purposes only.
EBITDA from Equity Investments
EBITDA from equity investments, as used herein, represents our share of earnings (loss) (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings (loss) of equity investments, the most directly comparable GAAP measure, in a schedule above.
Net Debt and Net Debt Leverage Ratio
Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less combined cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, which are all described in Note 15 of the Company's Annual Report on Form 10-K for the year ended December 31, 2021, but it does not include other long term obligations of $4 million primarily comprised of certain revenue transactions presented as debt in accordance with ASC 470. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents Net debt divided by Combined AEBITDA (as defined above). The forward-looking non-GAAP financial measure targeted long-term net debt leverage ratio is presented on a supplemental basis and does not reflect Company guidance. We are not providing a forward-looking quantitative reconciliation of targeted long-term net debt leverage ratio to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the relevant period.
# # #